November 19, 1996




Smith Barney Concert Series, Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:
We have acted as counsel to Smith Barney Concert Series, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the Fund's re-classification of five series, the High Growth Portfolio, the Growth Portfolio, the Balanced Portfolio, the Conservative Portfolio and the Income Portfolio (the "Portfolios"). The Fund has re-classified the Portfolios into five classes each, namely Class A Common Stock, Class B Common Stock, Class C Common Stock, Class Y Common Stock and Class Z Common Stock.
We have examined copies of the Fund's Articles of Incorporation, as amended or supplemented (the "Articles"), the Fund's By-Laws, as amended (the "By-Laws") and the Fund's Registration Statement, as amended, on Form N-1A, Securities
Act File No. 33-64457 and Investment Company Act File No. 811-7435 (the "Registration Statement"). We have also examined such corporate records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.
In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.
Based upon the foregoing, we are of the opinion that the shares of common stock of the Portfolios, par value $.001 per share (collectively, the "Shares") when duly sold, issued and paid for in accordance with the terms of the Articles, the By-Laws and the Registration Statement in effect at the time of sale at a sales price in each case in excess of the par value of the Shares, will be validly issued and will be fully paid and non-assessable shares of common stock of the Fund.
We are members of the Bar of the State of New York only and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New
York.  We note that we
are not licensed to practice law in the State of Maryland, and to the extent that any opinion expressed herein involves the law of the State of Maryland, such opinion should be understood to be based solely upon the opinion of Venable, Baetjer and Howard, LLP, Baltimore, Maryland, dated November 13, 1996 and attached hereto.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the statement of additional information included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.
Very truly yours,

WILLKIE FARR & GALLAGHER